Exhibit 3.3

Number    469272

Certificate of Incorporation

I hereby certify that

INGERSOLL-RAND PUBLIC LIMITED COMPANY

is this day incorporated under

the Companies Acts 1963 to 2006,

and that the company is limited.

Given under my hand at Dublin, this

Wednesday, the 1st day of April, 2009

for Registrar of Companies